Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to the Form S-1 Registration Statement of Deep Green Waste & Recycling, Inc. (the “Company”) of our report dated May 12, 2023 (except as to the Reverse Stock Split paragraph of NOTE N - SUBSEQUENT EVENTS and the resultant adjustments to the financial statements and the Issuances of Common Stock third to eleventh paragraphs of NOTE N - SUBSEQUENT EVENTS, which are dated as of July 12, 2023) relating to the consolidated financial statements of the Company for the years ended December 31, 2022 and 2021 included in this Amendment.

We also consent to the reference to the Firm under the heading “Experts” in such Amendment.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.
Freeport, New York
July 31, 2023